EXHIBIT 4.16



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                                                                    EXHIBIT 4.16

                        LIST OF PLANS TO WHICH THE ATTACHED
                             FORM OF AMENDMENT APPLIES


      Waste Management, Inc. 1996 Replacement Stock Option Plan
      Waste Management, Inc. 1992 Stock Option Plan
      Waste Management, Inc. 1992 Stock Option Plan for Non-Employee Directors Waste Management, Inc. 1990 ServiceShares Stock Option Plan
      Waste Management, Inc. 1982 Stock Option Plan
      Wheelabrator Technologies, Inc. 1992 Stock Option Plan
      Chemical Waste Management, Inc. 1990 ServiceShares Stock Option Plan Chemical Waste Management, Inc. 1992 Stock Option Plan




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                                FORM OF AMENDMENT
                                     TO THE
                                   [PLAN NAME]


               WHEREAS, ________________ (the "Company"), sponsors and maintains the [INSERT APPLICABLE PLAN NAME] (the "Plan"); and

               WHEREAS, the Board of Directors or any authorized committee thereof is authorized under the terms of the Plan to amend the Plan at any time; and

               WHEREAS, the management of the Company has recommended that the Plan be amended to provide the Company with the ability to settle stock options that are put to the Company in the context of a transaction that constitutes a "Change in Control" (as defined in the Plan) by the issuance of shares of stock to enable the Company to comply with certain requirements applicable to the pooling-of-interests method of accounting; and

               WHEREAS, the Compensation and Stock Option Committee has reviewed and concurs with such recommendation;

               NOW, THEREFORE, the Company hereby amends the Plan, effective March 10, 1998, as follows:

               1. The Plan is amended by adding at the end thereof the following provision to read:

                       Payment in Stock. Notwithstanding anything in this Plan
               or in any option agreement to the contrary, in the event that an optionee requires the Company to purchase from him or her any or all unexercised options pursuant to the Change in Control provisions of this Plan, the amount payable to such optionee by the Company or acquiror, as the case may be, shall not be paid in cash if, in the opinion of the Committee, it would be in the best interests of the Company that such amount be paid in stock, in which case such amount shall be paid in stock as the Committee shall determine.

               2. Except as set forth herein, the provisions of the Plan shall remain in effect.




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               IN WITNESS WHEREOF, this Amendment has been executed as of March
10, 1998, by a duly authorized officer of the Company.


                                        s/ NAME
                                        ----------------------
                                        NAME AND TITLE